EXHIBIT 11.1


                     GEOWASTE INCORPORATED AND SUBSIDIARIES
                      COMPUTATION OF NET EARNINGS PER SHARE
                    FOR THE THREE MONTHS ENDED JUNE 30, 1997


                                                                                                             Fully
                                                                                    Primary                 Diluted
Weighted Average Common Shares
outstanding.............................................................           21,270,725             21,270,725

Convertible debt.........................................................               -                  2,574,475
Stock options and warrants outstanding...................................           2,200,669              2,200,669
Weighted average shares of common shares
outstanding..............................................................          23,471,394             26,045,869
                                                                                  ===========             ==========
Net income ..............................................................        $     45,346            $    99,296
                                                                                 ============            ===========
Earnings per share.......................................................        $       0.00            $      0.00
                                                                                 ============            ===========